Media Contact	June 2, 2014
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com
HEALTHSOUTH ACQUIRES ADDITIONAL OWNERSHIP INTEREST IN FAIRLAWN HOSPITAL AND UPDATES GUIDANCE
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported it has acquired an additional equity interest in Fairlawn Rehabilitation Hospital in Worcester, Massachusetts from its joint venture partner, UMass Memorial Health Care. This transaction increases HealthSouth’s ownership interest from 50% to 80% and results in a change in accounting for this hospital from the equity method of accounting to a consolidated entity beginning June 1, 2014. As a result of the consolidation of this hospital and the remeasurement of its previously held equity interest to fair value, the Company expects to record a $25 million to $30 million gain during the second quarter of 2014.
“The additional ownership in Fairlawn Rehabilitation Hospital provides another opportunity for HealthSouth to grow by investing in its core business,” said Executive Vice President and Chief Operating Officer Mark Tarr. “We look forward to our continued partnership with UMass Memorial Health Care and working together to maintain our focus on providing care that is both high quality and patient centered.”
Fairlawn Rehabilitation Hospital is a 110-bed inpatient rehabilitation hospital. The hospital discharged 2,478 patients in 2013, none of which were included in HealthSouth’s previously disclosed 129,988 discharges for 2013. Had HealthSouth's 50% investment in the Fairlawn hospital been accounted for on a consolidated basis for the full year of 2013, its 2013 Adjusted EBITDA would have been $6.0 million higher.
Guidance
In its earnings release issued on April 28, 2014, HealthSouth disclosed it expected to be at the high end of the following guidance ranges: Adjusted EBITDA in the range of $555 million to $565 million and income from continuing operations attributable to HealthSouth per diluted share in the range of $1.86 to $1.91. As a result of this transaction, HealthSouth now expects to exceed the high end of these guidance ranges.

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HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA
Impact of Consolidation of Fairlawn Rehabilitation Hospital at 50% Equity Interest

	Fairlawn Rehabilitation Hospital as Equity Method Entity		Pro Forma Fairlawn Rehabilitation Hospital as Consolidated Entity
	Full Year 2013 As Reported		Full Year 2013 With Accounting Change		Difference
	Total	Per Share	Total	Per Share	Total	Per Share
Net income	$381.4		$385.6		$4.2
Loss from discops, net of tax, attributable to HealthSouth	1.1		1.1		—
Net income attributable to noncontrolling interests	(57.8)		(62.0)		(4.2)
Income from continuing operations attributable to HealthSouth	324.7	$2.59	324.7	$2.59	—	$—

Gov't, class action, and related settlements	(23.5)		(23.5)		—
Pro fees—acct, tax, and legal	9.5		9.5		—
Provision for income tax expense	12.7		17.9		5.2
Interest expense and amortization of debt discounts and fees	100.4		100.4		—
Depreciation and amortization	94.7		95.5		0.8
Loss on early extinguishment of debt	2.4		2.4		—
Net noncash loss on disposal of assets	5.9		5.9		—
Stock-based compensation expense	24.8		24.8		—
Adjusted EBITDA	$551.6		$557.6		$6.0

Weighted average common shares outstanding:
Basic		88.1		88.1		—
Diluted		102.1		102.1		—
About HealthSouth
HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

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HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as the financial guidance, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, its projected business results or model, its projected capital expenditures, and its leverage ratio. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, the price of HealthSouth's common or preferred stock as it affects the Company's willingness and ability to repurchase shares and the financial and accounting effects of any repurchases; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending DOJ and HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014.

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